UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2005

                                Fiserv, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	0-14948	39-1506125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

        255 Fiserv Drive, Brookfield, Wisconsin 53045

(Address of principal executive offices, including zip code)

            (262) 879-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 27, 2005, Fiserv, Inc. (“Fiserv”) and Fiserv Mercosur, Inc., a wholly owned subsidiary of Fiserv (“Mercosur”), entered into an employment agreement with Arun Maheshwari, such employment to be effective October 1, 2005 (“Employment Agreement”). Mr. Maheshwari shall serve as President of the Fiserv Global Services Group (“FGS”).

The Employment Agreement has a minimum term of five years and may be extended upon the mutual agreement of the parties. Mr. Maheshwari will receive a $200,000 signing bonus at the commencement of employment, an additional $200,000 signing bonus within six months of the commencement of his employment and a minimum $400,000 annual salary.

Mr. Maheshwari is eligible to receive a special bonus based on a multiple of the net income of FGS, as adjusted as set forth in the Employment Agreement, in the event of (i) Mr. Maheshwari’s death or disability, (ii) termination by Fiserv based on a felony charge filed against Mr. Maheshwari for which he is not convicted, (iii) Mr. Maheshwari’s retirement or other termination of the Employment Agreement after December 31, 2008, or (iv) Mr. Maheshwari’s termination of the Employment Agreement due to Fiserv’s or Mercosur’s breach of the Employment Agreement or Fiserv’s termination of the Employment Agreement other than for cause. Mr. Maheshwari will be eligible to receive a performance bonus in March, 2007 in the amount of $100,000 if FGS reaches certain staffing, profit and service quality rating goals. Mr. Maheshwari will also be entitled to participate in any incentive compensation plan implemented by his direct supervisor on or after January 1, 2007. Mr. Maheshwari is also entitled to participate in employee benefit plans (other than equity incentive plans), welfare benefit plans, retirement plans and other fringe benefit plans as in effect for employees of Fiserv generally at the same level as Mr. Maheshwari.

The Employment Agreement provides that during the term of the Employment Agreement and for a period thereafter equal to the lesser of the number of months Mr. Maheshwari was employed prior to the payment of the special bonus or 18 months, Mr. Maheshwari will not engage in certain activities that are competitive with Fiserv and its affiliates. The Employment Agreement also provides that Mr. Maheshwari is subject to Fiserv’s standard confidentiality provisions generally applicable to employees.

In addition, on October 27, 2005, Mr. Maheshwari entered into a key executive employment and severance agreement (“KEESA”) with Fiserv, such agreement to be effective October 1, 2005. The KEESA provides that Mr. Maheshwari is entitled to benefits if, within three years after a change in control of Fiserv (as defined in the KEESA), Mr. Maheshwari’s employment is ended through (i) termination by Fiserv, other than by reason of death or disability or for cause (as defined in the KEESA), or (ii) termination by Mr. Maheshwari for good reason (as defined in the KEESA). The benefits provided are (i) a cash termination payment of two times the sum of Mr. Maheshwari’s annual salary and his highest annual bonus during the three years before the change in control and (ii) continuation for up to three years of life, disability, hospitalization, medical and dental insurance coverage as in effect at the termination. The KEESA provides that if any portion of the benefits under the KEESA or any other agreement for Mr. Maheshwari would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then Mr. Maheshwari will have the option either to receive the total payments and pay the 20% excise tax imposed by the Internal Revenue Code or to have the total payments reduced such that Mr. Maheshwari will not be required to pay the excise tax.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISERV, INC.

Date: October 28, 2005	By:	/s/ Kenneth R. Jensen
Kenneth R. Jensen
Senior Executive Vice President,
Chief Financial Officer, Treasurer and
Assistant Secretary